Exhibit 4.14

EXECUTION VERSION

Element LA

AMENDED AND RESTATED CO-LENDER AGREEMENT

Dated as of October 9, 2015

between

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.
(Note A-1A Holder),

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.
(Note A-1B Holder),

GOLDMAN SACHS MORTGAGE COMPANY
(Note A-2A Holder)

and

GOLDMAN SACHS MORTGAGE COMPANY
(Note A-2B Holder)

TABLE OF CONTENTS

Page

1.	Definitions; Conflicts	2
2.	Servicing of the Mortgage Loan	15
3.	Priority of Notes	18
4.	Workout	18
5.	Accounts; Payment Procedure	19
6.	Limitation on Liability	19
7.	Representations of the Holders	20
8.	Independent Analyses of each Holder	20
9.	No Creation of a Partnership or Exclusive Purchase Right	21
10.	Not a Security	21
11.	Other Business Activities of the Holders	21
12.	Transfer of Notes	21
13.	Exercise of Remedies by the Servicer	24
14.	Rights of the Directing Holder	25
15.	Appointment of Special Servicer	26
16.	Rights of the Non-Directing Holders	26
17.	Advances; Reimbursement of Advances	27
18.	Provisions Relating to Securitization	28
19.	Governing Law; Waiver of Jury Trial	34
20.	Modifications	34
21.	Successors and Assigns; Third Party Beneficiaries	35
22.	Counterparts	35
23.	Captions	35
24.	Notices	35
25.	Custody of Mortgage Loan Documents	35
26.	Prior Agreements; Side Letters	35
27.	Rating Agency Presentation	36
28.	Hedging Costs	36
29.	Cooperation	36

-i-

THIS AMENDED AND RESTATED CO-LENDER AGREEMENT (the “Agreement”), dated as of October 9, 2015, by and between CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., a Delaware limited partnership, having an address at 110 East 59th Street, New York, New York 10022, as the initial holder of Note A-1A, CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., a Delaware limited partnership, having an address at 110 East 59th Street, New York, New York 10022, as the initial holder of Note A-1B, GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, having an address at 200 West Street, New York, New York 10282, as the initial holder of Note A-2A and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, having an address at 200 West Street, New York, New York 10282, as the initial holder of Note A-2B.

W I T N E S S E T H:

WHEREAS, Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (“CCRE”), and Goldman Sachs Mortgage Company, a New York limited partnership (“GSMC”), have made a mortgage loan in the original principal amount of $168,000,000.00 (the “Mortgage Loan”) to Hudson Element LA, LLC, a Delaware limited liability company (the “Borrower”), pursuant to a loan agreement among the Borrower, as borrower, CCRE, as lender, and GSMC, as lender, dated as of October 9, 2015 (the “Loan Agreement”);

WHEREAS, the Mortgage Loan was evidenced by two notes, Promissory Note A-1 in the original principal amount of $84,000,000 (“Original Note A-1”) and Promissory Note A-2 in the original principal amount of $84,000,000 (“Original Note A-2”, together with Original Note A-1, respectively and individually, each, an “Original Note” and collectively the “Original Notes”);

WHEREAS, the Mortgage Loan is secured by that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, dated as of October 9, 2015 by the Borrower, as borrower, for the benefit of CCRE and GSMC as lenders (the “Mortgage”) on the real property known as Element LA in Los Angeles, California (the “Mortgaged Property”);

WHEREAS, CCRE and GSMC entered into that certain Co-Lender Agreement, dated as of October 9, 2015 (the “Original Co-Lender Agreement”) to memorialize the terms under which they held the Original Notes in the Mortgage Loan;

WHEREAS, the Original Notes were amended and restated such that the Mortgage Loan was evidenced by (i) that certain Promissory Note A-1A, dated October 9, 2015, in the original principal amount of $55,500,000 from Borrower and payable to CCRE (as the same may be amended, restated, supplemented or otherwise modified from time to time, “Note A-1A”), (ii) that certain Promissory Note A-1B, dated October 9, 2015, in the original principal amount of $28,500,000 from Borrower and payable to CCRE (as the same may be amended, restated, supplemented or otherwise modified from time to time, “Note A-2A” and, together with Note A-1A, collectively, the “A-1 Notes”), (iii) that certain Promissory Note A-2A, dated October 9, 2015, in the original principal amount of $70,000,000 from Borrower and payable to GSMC (as the same may be amended, restated, supplemented or otherwise modified from time to time, “Note A-2A”), and (iv) that certain Promissory Note A-2B, dated October 9, 2015, in the original principal amount of $14,000,000 from Borrower and payable to GSMC (as the same may be amended, restated, supplemented or otherwise modified from time to time, “Note A-2B” and, together with Note A-2A collectively, the “A-2 Notes”, together with the A-1 Notes, each a “Note” and collectively, the “Notes”);

WHEREAS, Note A-1A Holder and the Note A-1B Holder or their respective Affiliate intends, but is not bound, to Pledge (as defined in Section 12(d)) the A-1 Notes to Goldman Sachs Bank USA (“Goldman Sachs Bank”) and/or sell, transfer and assign all or a portion of its right, title and interest in and to the A-1 Notes to one or more depositors unaffiliated with GSMC who will in turn transfer the same to one or more trusts as part of the securitization of one or more mortgage loans;

WHEREAS, Note A-2A Holder and the Note A-2B Holder or their respective Affiliate intends, but is not bound, to sell, transfer and assign all or a portion of its right, title and interest in and to A-2 Notes to one or more depositors who will in turn transfer the same to one or more trusts as part of the securitization of one or more mortgage loans; and

WHEREAS, Note A-1A Holder, Note A-1B Holder, Note A-2A Holder and Note A-2B Holder desire to amend and restate the Original Co-Lender Agreement in its entirety to memorialize the terms and conditions hereinbelow set forth, and to evidence certain agreements with respect to the relationships between each Holder.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree to amend and restate the Original Co-Lender Agreement in its entirety as follows:

1.          Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Servicing Agreement. To the extent of any inconsistency between this Agreement and the Servicing Agreement, this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” shall have the meaning assigned to such term or analogous term in the Servicing Agreement.

“Advance” shall mean any P&I Advance or Property Advance made with respect to any of the Notes, the Mortgage Loan or the Mortgaged Property pursuant to any PSA.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person Controlling or Controlled by or under common Control with such specified Person (each, a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto, and all amendments hereof and supplements hereto.

“Borrower” shall have the meaning assigned to such term in the recitals.

“Borrower Party Affiliate” shall mean, with respect to Borrower, Manager or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with Borrower, Manager or such Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in Borrower, Manager or such Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CCRE” shall have the meaning assigned such term in the recitals.

“CCRE V” shall mean CCRE Loan Seller V, LLC, a Delaware limited liability company.

“CDO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CDO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Directing Holder).

“Certificates” shall mean any securities issued in connection with a Securitization.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the “collection account” or sub-account thereof, established under the Servicing Agreement for the purpose of servicing the Mortgage Loan.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“DBRS” shall mean DBRS, Inc. and its successors in interest.

“Defaulted Mortgage Loan” shall mean the Mortgage Loan in the event that the Mortgage Loan is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days in respect of its balloon payment, in either case to be determined without giving effect to any grace period permitted by the Mortgage Loan Documents and without regard to any acceleration of payments under the Mortgage Loan Documents.

“Depositor” shall mean with respect to any Securitization, the depositor under the related PSA.

“Directing Holder” shall mean (i) during the period prior to the Note A-1A Securitization Date or if Note A-1A is no longer an asset of the trust fund created pursuant to the related securitization servicing agreement, the Note A-1A Holder and (ii) after the Note A-1A Securitization Date, the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates, the Special Servicer, or the holder of any Secondary Note created in connection with the Note A-1A Securitization to which the Note A-1A Holder grants the right to exercise the rights granted to the Directing Holder in this Agreement, as the case may be; provided, that no Borrower, property manager or affiliate thereof shall be entitled to act as the Directing Holder.

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Excluded Amounts” shall mean:

(i)          proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with the terms of the Mortgage Loan Documents;

(ii)         amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan Documents; and

(iii)        amounts that are then due and payable pursuant to the Servicing Agreement to the parties to the Servicing Agreement, including, without limitation, Servicing Fees, Special Servicing Fees, if applicable, Liquidation Fees, Workout Fees, reimbursement of costs and expenses, reimbursement of Property Advances and interest thereon at the Reimbursement Rate;

but shall not include (A) any amounts received in respect of any P&I Advances (and interest thereon), (B) any Servicing Fees due to the Master Servicer in excess of the Servicing Fee calculated at the “primary servicing fee rate” as set forth in the Servicing Agreement (which rate is subject to the definition of “Servicing Fee Rate” herein), and (C) any Trustee Fees (including, without limitation, certificate administrator fees) and operating advisor or trust advisor fees.

“Fitch” shall mean Fitch Ratings, Inc. and its successors in interest.

“Goldman Sachs Bank” shall have the meaning assigned such term in the recitals.

“GSMC” shall have the meaning assigned such term in the recitals.

“Hazardous Materials” shall mean any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder” shall mean the Note A-1A Holder, Note A-1B Holder, Note A-2A Holder or Note A-2B Holder.

“Initial Holder” shall have the meaning set forth in Section 18(a) hereof.

“Initial Note A-1A Holder” shall mean CCRE.

“Initial Note A-1B Holder” shall mean CCRE.

“Initial Note A-2A Holder” shall mean GSMC.

“Initial Note A-2B Holder” shall mean GSMC.

“Interest Rate” shall mean the Interest Rate set forth in the Mortgage Loan Schedule with respect to each of the Notes.

“Interim Servicer” shall mean Berkeley Point Capital LLC.

“Interim Servicing Agreement” shall mean that certain Servicing Agreement, dated as of June 17, 2015, by and between CCRE V, as seller, and Interim Servicer, as servicer, as modified by that certain Servicing Addendum, dated October 9, 2015.

“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CDO, a trust vehicle or entity which holds a Note A as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“Lead Note” shall mean:

(a)          during the period from and after the earliest of (i) the Note A-1B Securitization Date, (ii) the Note A-2A Securitization Date and (iii) the Note A-2B Securitization Date and prior to the Note A-1A Securitization Date, the Note with the earliest Securitization Date; and

(b)          from and after the Note A-1A Securitization Date, Note A-1A.

“Lead Note Holder” shall mean the Holder of the Lead Note.

“Lead Securitization” shall mean, as of any date of determination, the Securitization into which the Lead Note is contributed.

“Lead Securitization Servicing Agreement” shall mean, as of any date of determination, the PSA governing the Securitization into which the Lead Note is contributed.

“Lead Servicer” shall mean, as of any date of determination, the Servicer under the Lead Securitization Servicing Agreement.

“Liquidation Proceeds” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Major Action” (a) after a Securitization, shall have the meaning assigned to the term “Material Action”, “Major Action”, “Major Decision” or any equivalent term under the Lead Securitization Servicing Agreement as of such date of determination and (b) prior to a Securitization of a Note, shall mean any of the following:

(i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of property securing the Mortgage Loan as come into and continue in default;

(ii)          any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or default interest) of the Mortgage Loan or any extension of the Maturity Date of the Mortgage Loan;

(iii)         any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Lead Securitization trust fund) for less than the applicable Repurchase Price (as defined in the Servicing Agreement);

(iv)         any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(v)          any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(vi)         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)        any property management company changes with respect to the Mortgage Loan for which the lender is required to consent or approve under the Mortgage Loan Documents;

(viii)        releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion;

(ix)          any acceptance of an assumption agreement releasing the Borrower from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no lender discretion;

(x)           any determination of an Acceptable Insurance Default;

(xi)          any determination by the Special Servicer that the Mortgage Loan is a Specially Serviced Mortgage Loan based on a reasonably foreseeable default; and

(xii)         following a default or an event of default, any initiation of judicial, bankruptcy or similar proceedings under the Mortgage Loan Documents or with respect to the Borrower or Mortgaged Property.

“Master Servicer” shall mean the interim servicer or master servicer under the Servicing Agreement and any successor thereunder.

“Master Servicer Remittance Date” shall mean:

(a)           prior to the earliest Securitization Date, with respect to each Note (or any Secondary Note) and any funds received by the Master Servicer in respect of such Note, the second Business Day after receipt or such other date as specified in the definition of the term “Remittance Date” (or analogous term) in the Interim Servicing Agreement; and

(b)           on and after the earliest Securitization Date:

 (i)          with respect to the Note included in the Lead Securitization, the “Master Servicer Remittance Date” (or analogous term) as defined in the Lead Securitization Servicing Agreement; and

 (ii)          with respect to each other Note (or any Secondary Note) and any funds received by the Master Servicer in respect of such Note, (x) prior to such Note being included in a Securitization, the second Business Day after the receipt or such funds or, (y) if such Note is included in a Securitization, one (1) Business Day following receipt of such funds.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Monthly Payment” with respect to any period shall mean all amounts due and payable to any Holder or Holders during such period in accordance with the Mortgage Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Documents” shall mean the Mortgage, the Loan Agreement, the Notes, and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the aggregate principal balance of the Notes evidencing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mortgage Loan and the Notes.

“Mortgaged Property” shall have the meaning assigned such term in the recitals.

“New Notes” shall have the meaning set forth in Section 18(a) hereof.

“Non-Directing Holders” shall mean the Holders of any Note other than Note A-1A, and if such Note (other than Note A-1A) has been included in a Securitization the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates or such other party otherwise entitled under the applicable PSA to exercise the rights granted to the Non-Directing Holders in this Agreement.

“Non-Lead Master Servicer” shall mean the master servicer designated under a Non-Lead Servicing Agreement.

“Non-Lead Note” shall mean each of the Notes (including any Secondary Note) other than the Lead Note.

“Non-Lead Note Holders” shall mean the holders of the Non-Lead Notes.

“Non-Lead Servicing Agreement” shall mean, as of any date of determination, the pooling and servicing agreement or similar agreement that governs the Securitization of a Non-Lead Note.

“Nonrecoverable Advance” shall have the meaning ascribed to such term (or such analogous term) in the Servicing Agreement.

“Note A-1A” shall have the meaning assigned such term in the recitals.

“Note A-1A Holder” shall mean Initial Note A-1A Holder or any subsequent holder of Note A-1A.

“Note A-1A Principal Balance” shall mean, at any time of determination, the initial Note A-1A Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1A Holder and any reductions in such amount pursuant to Section 4.

“Note A-1A PSA” shall mean the PSA related to the Note A-1A Securitization.

“Note A-1A Securitization” shall mean the first sale by the Note A-1A Holder of all or a portion of Note A-1A to a depositor who will in turn include such portion of Note A-1A as part of the securitization of one or more mortgage loans.

“Note A-1A Securitization Date” shall mean the closing date of the Note A-1A Securitization.

“Note A-1B” shall have the meaning assigned such term in the recitals.

“Note A-1B Holder” shall mean Initial Note A-1B Holder or any subsequent holder of Note A-1B.

“Note A-1B Principal Balance” shall mean, at any time of determination, the initial Note A-1B Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1B Holder and any reductions in such amount pursuant to Section 4.

“Note A-1B PSA” shall mean the PSA related to the Note A-1B Securitization.

“Note A-1B Securitization” shall mean the first sale by the Note A-1B Holder of all or a portion of Note A-1A to a depositor who will in turn include such portion of Note A-1B as part of the securitization of one or more mortgage loans.

“Note A-1B Securitization Date” shall mean the closing date of the Note A-1B Securitization.

“Note A-2A” shall have the meaning assigned such term in the recitals.

“Note A-2A Holder” shall mean Initial Note A-2A Holder or any subsequent holder of Note A-2A.

“Note A-2A Principal Balance” shall mean at any time of determination, the initial Note A-2A Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-2A Holder and any reductions in such amount pursuant to Section 4.

“Note A-2A PSA” shall mean the PSA related to the Note A-2A Securitization.

“Note A-2A Securitization” shall mean the first sale by the Note A-2A Holder of all or any portion of Note A-2A to a depositor who will in turn include all or such portion (as applicable) of Note A-2A as part of the securitization of one or more mortgage loans.

“Note A-2A Securitization Date” shall mean the closing date of the Note A-2A Securitization.

“Note A-2A” shall have the meaning assigned such term in the recitals.

“Note A-2A Holder” shall mean Initial Note A-2A Holder or any subsequent holder of Note A-2A.

“Note A-2A Principal Balance” shall mean at any time of determination, the initial Note A-2A Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-2A Holder and any reductions in such amount pursuant to Section 4.

“Note A-2B PSA” shall mean the PSA related to the Note A-2B Securitization.

“Note A-2B Securitization” shall mean the first sale by the Note A-2B Holder of all or any portion of Note A-2B to a depositor who will in turn include all or such portion (as applicable) of Note A-2B as part of the securitization of one or more mortgage loans.

“Note A-2B Securitization Date” shall mean the closing date of the Note A-2B Securitization.

“Notes” shall have the meaning assigned such term in the recitals.

“P&I Advance” shall mean an advance made by a party to any PSA with respect to a delinquent monthly debt service payment on the Note included in the related Securitization.

“Penalty Charges” shall mean any amounts collected from the Borrower or with respect to the Mortgage Loan or the Mortgaged Property that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

“Permitted Fund Manager” shall mean any Person (a) listed on Exhibit C attached hereto or (b) that on the date of determination is (i) a Qualified Transferee or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through one or more funds with committed capital of at least $250,000,000 and (iii) not subject to a proceeding, whether voluntary or involuntary, relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property Advance” shall mean an advance made in respect of property protection expenses or expenses incurred to protect, preserve and enforce the security for the Mortgage Loan or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property.

“Pro Rata and Pari Passu Basis” shall mean with respect to the Notes and each Holder, (i) for purposes of allocating payments of interest among the Notes, each Note or Holder, as the case may be, is allocated its respective pro rata share based on the interest accrued on such Note at the respective Interest Rate of such Note based on the outstanding principal balance of the such Note and (ii) for all other purposes, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Holders, as the case may be, without any priority of any such Note or any such Holder over another Note or Holder, as the case may be, and in any event such that each Note or Holder, as the case may be, is allocated its respective pro rata share based on the principal balance of its Note in relation to the principal balance of the entire Mortgage Loan of such particular payment, collection, cost, expense, liability or other amount.

“PSA” shall mean the pooling and servicing agreement entered into in connection with the Securitization of any Note (or any Secondary Note).

“Qualified Servicer” shall mean (i) Wells Fargo Bank, N.A., (ii) Midland Loan Services, Inc., (iii) KeyBank Real Estate Capital or (iv) any nationally recognized commercial mortgage loan servicer (1) rated at least “CSS3,” in the case of a special servicer, or at least “CMS2,” in the case of a master servicer, by Fitch, (2) ranked higher than or equal to “MOR CS3” as a servicer or special servicer, as applicable, by Morningstar, (3) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, (4) as to which KBRA has not cited servicing concerns of such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any CMBS transaction rated by KBRA, and serviced by such servicer prior to the time of determination, (5) as to which Moody’s has not cited servicing concerns of such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any CMBS transaction rated by Moody’s and serviced by such servicer prior to the time of determination and (6) in the case of DBRS, that such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by DBRS within the twelve (12) month period prior to the date of determination and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities as a material reason for such downgrade or withdrawal.

“Qualified Transferee” shall mean an Affiliate of the Initial Note A-1A Holder, Initial Note A-1B Holder, Initial Note A-2A Holder or Initial Note A-2B Holder, or one or more of the following (other than the Borrower or any entity which is an Affiliate of the Borrower):

(i)          an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or

(ii)         an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Mortgage Loan; or

(iii)        an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above; or

(iv)        any entity Controlled by or under common Control or Controlling any of the entities described in clauses (i), (ii) or (iii) above; or

(v)         a Qualified Trustee (or, in the case of a CDO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized debt obligations (“CDO”) secured by, or (C) a financing through an “owner trust” of, any interest in a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by at least two of the Rating Agencies that also assigned a rating to one or more classes of securities issued in connection with the Securitization of a Note; (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer for the Securitization Vehicle is a Qualified Servicer at the time of transfer; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager that is a Qualified Transferee, is a Qualified Transferee under clause (i), (ii), (iii) or (iv) of this definition; or

(vi)        an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle, provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees, which, in the case of each of clauses (i), (ii), and (iii) of this definition, has at least $650,000,000 in total assets (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) at least $250,000,000 in capital/statutory surplus or shareholders’

equity, and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans similar to the Mortgage Loan.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is then rated in one of the top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean DBRS, Fitch, KBRA, Moody’s, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by any Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, unless specified otherwise, at any time during which any Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the applicable Depositor(s) from time to time to rate the securities issued in connection with such Securitization(s).

“Rating Agency Confirmation” shall mean, at any time any Note is included in a Securitization, each of the applicable Rating Agencies for each such Securitization shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Directing Holder (unless it is the Borrower or an Affiliate of the Borrower), which consent shall not be unreasonably withheld, conditioned or delayed. Any request for a Rating Agency Confirmation shall be subject to and performed in accordance with the Lead Securitization Servicing Agreement.

“Reimbursement Rate” shall have the meaning assigned to such term or the term “Advance Rate” or an analogous term in the Servicing Agreement.

“REMIC” shall have the meaning set forth in Section 2(h) of this Agreement.

“REO Property” shall mean any Mortgaged Property, title to which has been acquired by the Servicer on behalf of (or other Person designated by) the Holders through foreclosure, deed in lieu of foreclosure or otherwise.

“Restricted Mezzanine Holder” shall mean a holder of a related mezzanine loan that has accelerated, or otherwise begun to exercise its remedies with respect to, such mezzanine loan (unless such mezzanine holder is stayed pursuant to a written agreement or court order or as a matter of law from exercising remedies associated with foreclosure of the equity collateral under such mezzanine loan).

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., and its successors in interest.

“Secondary Note” shall mean any portion of any Note A-1A, Note A-1B, Note A-2A or Note A-2B, that is not included in a Securitization at the time the other portion(s) of such Note is securitized.

“Secondary Securitization” shall mean the sale of a Secondary Note to a depositor who will in turn include such Secondary Note as part of the securitization of one or more mortgage loans.

“Securitization” shall mean the Note A-1A Securitization, the Note A-1B Securitization, Note A-2A Securitization, the Note A-2B Securitization or any Secondary Securitization, as applicable.

“Securitization Date” shall mean, with respect to any Securitization, the closing date of such Securitization.

“Servicer” shall mean (i) the Master Servicer with respect to a non-Specially Serviced Mortgage Loan and the Special Servicer with respect to a Specially Serviced Mortgage Loan, or (ii) with respect to a specific function, right or obligation as to which the Servicing Agreement designates the Master Servicer or the Special Servicer, the party so designated, as applicable, pursuant to the Servicing Agreement.

“Servicing Agreement” shall mean:

(a)          during the period from the date hereof until the earliest Securitization Date, the Interim Servicing Agreement; and

(b)          from and after the earliest Securitization Date, the Lead Securitization Servicing Agreement.

In the event that the Lead Note is no longer an asset of the trust fund created pursuant to the Servicing Agreement, the term “Servicing Agreement” shall refer to the subsequent servicing agreement entered into pursuant to Section 2.

“Servicing Fee” shall mean the fee of the Master Servicer pursuant to the terms of the Servicing Agreement (which for the avoidance of doubt means with respect to the term as used herein only the primary servicing fee paid on each Note), which will generally be calculated as the product of (i) the Servicing Fee Rate and (ii) the outstanding principal balance of the Mortgage Loan as of the date of determination.

“Servicing Fee Rate” shall have the meaning applied to such term in the Servicing Agreement, being the primary servicing fee rate per annum which, when applied to the Mortgage Loan Principal Balance, will determine the primary servicing fee portion of the servicing fee payable to the Master Servicer under the Servicing Agreement (which for the avoidance of doubt means with respect to the term as used herein only the primary servicing fee paid on each Note); provided that such Servicing Fee Rate shall be fixed prior to the pricing of the first Securitization and under no circumstances shall the Servicing Fee Rate exceed 0.07% of the then-outstanding principal balance of such Note per annum.

“Servicing Standard” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Servicing Transfer Event” shall mean any of the events specified in the Servicing Agreement, whereby the servicing of the Mortgage Loan is required to be transferred to the Special Servicer from the Master Servicer.

“Special Servicer” shall mean the special servicer of the Mortgage Loan as appointed under the terms of this Agreement and the Servicing Agreement, or any successor special servicer appointed as provided thereunder.

“Special Servicing Fee” shall have the meaning given to such term or an analogous term in the Servicing Agreement; provided that under no circumstances shall the Special Servicing Fee exceed the greater of (i) 0.25% of the then-outstanding principal balance of the Mortgage Loan per annum and (ii) the rate that would result in a Special Servicing Fee of $1,000 for the related month.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loan during the period it is serviced by the Special Servicer following a Servicing Transfer Event.

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Trust Fund” shall mean with respect to any Note, the trust formed in connection with the Securitization of such Note.

“Trustee” shall mean, with respect to any Note included in a Securitization, the trustee under the related PSA.

“Trustee Fee” with respect to any Securitization, shall have the meaning given to such term or an analogous term in the related PSA.

2.            Servicing of the Mortgage Loan.   (a)  Each Holder acknowledges and agrees that, subject in each case to the specific terms of this Agreement, the Mortgage Loan shall be serviced as follows:

(i)           from the date hereof until the earliest Securitization Date, the Mortgage Loan shall be serviced by the Interim Servicer, who shall service the Mortgage Loan pursuant to the terms of this Agreement and the Interim Servicing Agreement; and

(ii)          from and after the date on which any Note is included in a Securitization, by the master servicer and the special servicer (each of which shall be a Qualified Servicer, but for the avoidance of doubt, Berkeley Point Capital LLC may be a sub-servicer provided its bid for such sub-servicing is acceptable to each Holder)

designated in the Lead Securitization Servicing Agreement who shall service the Mortgage Loan pursuant to the terms of this Agreement and the Lead Securitization Servicing Agreement.

Each Holder agrees to reasonably cooperate with each Servicer with respect to its exercise of its rights and obligations under the Servicing Agreement.

(b)           During the period described in Section 2(a)(i):

(i)            the Directing Holder shall direct the Interim Servicer to collect all amounts due or collected with respect to the Mortgage Loan or the Mortgaged Property, and remit to each Holder such Holder’s share of such amounts (net of any Excluded Amounts) on a Pro Rata and Pari Passu Basis;

(ii)           the Directing Holder shall be entitled to direct the Interim Servicer in connection with all matters relating to the servicing of the Mortgage Loan (which, for the avoidance of doubt, includes all ministerial and day-to-day administration decisions and all Major Actions, except that prior to giving any direction with respect to a Major Action, the Holders of greater than fifty percent (50%) of the Mortgage Loan Principal Balance shall have consented in writing to such direction with respect to such Major Action, such consent not to be unreasonably withheld or delayed); and

(iii)          the Directing Holder may at any time and from time to time replace the special servicer then acting with respect to the Mortgage Loan and appoint a replacement special servicer in lieu thereof. Any such replacement special servicer shall be a Qualified Servicer. The Directing Holder may designate a successor special servicer by delivering to the other Holders, the Interim Servicer and the then-current special servicer a written notice stating such designation.

(c)           The Lead Securitization Servicing Agreement shall contain terms and conditions that are customary for securitization transactions involving assets similar to the Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of any Trust Fund, (ii) required by law or changes in any law, rule or regulation, (iii) requested by the Rating Agencies rating any Securitization or (iv) required by the Person purchasing the most subordinate class of Control Eligible Certificates of the Lead Securitization. In addition, the Lead Securitization PSA shall have such additional provisions as are set forth in Section 18. If Note A-1B, Note A-2A or Note A-2B is securitized before Note A-1A, the Holder of the Note with the earliest Securitization Date (until the Note A-1A Securitization Date, and then the Note A-1A Holder) shall have the right to designate the Master Servicer and the initial Special Servicer for the Mortgage Loan as long as each such party is a Qualified Servicer.

(d)          Subject to the terms and conditions of this Agreement, each Holder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer and the Special Servicer as provided herein and the appointment of any replacement Special Servicer by the Directing Holder and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Servicing Agreement. Each Holder hereby appoints the Master Servicer, the Special Servicer and the

Trustee (if applicable) under the Servicing Agreement as such Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Holders as set forth herein and in such Servicing Agreement).

      (e)          If, at any time the Lead Note is no longer in a Securitization, the Directing Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that is substantially similar to the Servicing Agreement (and, if any Non-Lead Note is in a Securitization, subject to the delivery of a Rating Agency Confirmation from the Rating Agencies that were engaged by the Depositor to rate such Securitization) and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that until a replacement Servicing Agreement has been entered into (and such written confirmation has been obtained), the Directing Holder shall cause the Mortgage Loan to be serviced pursuant to the provisions of the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loan may be performed by any Qualified Servicer appointed by the Directing Holder and does not have to be performed by the service providers set forth under the Servicing Agreement that was previously in effect.

      (f)           Notwithstanding anything to the contrary contained herein (including Sections 4 and 13(a)), each Servicing Agreement shall provide that the Servicer shall be required to service and administer the Mortgage Loan in accordance with the Servicing Standard as set forth in such Servicing Agreement, and any Holder who is not the Borrower or a Borrower Party Affiliate shall be deemed a third-party beneficiary of such provisions of the Servicing Agreement that run to the benefit of such Holder. It is understood that any Non-Lead Note Holder may separately appoint a servicer for its Non-Lead Note, by itself or together with other assets, but any such servicer will have no responsibility hereunder and shall be compensated solely by the applicable Non-Lead Note Holder from funds payable to it hereunder or otherwise.

      (g)          The Holders acknowledge that the Servicer is to comply with this Agreement and the Mortgage Loan Documents in connection with the servicing of the Mortgage Loan.

      (h)          If any Note is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Holders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of any Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interest of the pro rata share of each Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Borrower, or exercise or refrain from exercising any powers or rights that the Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the startup day of the REMIC that includes any Note (or any portion thereof). Each Holder agrees that the provisions of this paragraph shall be effected by compliance with any REMIC provisions in the Servicing Agreement relating to the administration of the Mortgage Loan.

      (i)            In the event that one of the Notes is included in a REMIC, the other Holders shall not be required to reimburse such Holder or any other Person for payment of any taxes imposed on such REMIC or Advances therefor or for any interest on such Advance or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, nor shall any disbursement or payment otherwise distributable to the other Holders be reduced to offset or make-up any such payment or deficit.

      3.            Priority of Notes.  The Notes shall be of equal priority, and no portion of any Note shall have priority or preference over any portion of any other Note or security therefor. Except for the Excluded Amounts, all amounts tendered by the Borrower or otherwise available for payment on the Mortgage Loan, whether received in the form of Monthly Payments, a balloon payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other instrument serving as security on the Mortgage Loan, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain shall be distributed by the Master Servicer and applied to the Notes on a Pro Rata and Pari Passu Basis.

      The Servicing Agreement shall provide for the application of Penalty Charges paid in respect of the Mortgage Loan to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) pay the parties to any Securitization for interest accrued on any P&I Advance, (iii) pay certain other expenses incurred with respect to the Mortgage Loan and (iv) pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as any Note is not included in a Securitization, any Penalty Charges allocated to such Note that are not applied pursuant to clause (i)-(iii) above shall be remitted to the respective Holder and shall not be paid to the Master Servicer and/or the Special Servicer without the express consent of such Holder.

      Upon the Note A-1A Securitization and any other Lead Securitization as to which any such proceeds are received, any proceeds received from the sale of the primary servicing rights with respect to the Mortgage Loan shall be remitted, promptly upon receipt thereof, to the Note Holders on a Pro Rata and Pari Passu Basis. Any proceeds received by any Note Holder from the sale of master servicing rights with respect to its Note shall be for its own account.

      4.            Workout.      Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 13 of this Agreement, and the obligation to act in accordance with the Servicing Standard, if the Lead Note Holder, or any Servicer, in connection with a workout or proposed workout of the Mortgage Loan, modifies the terms thereof such that (i) the Mortgage Loan Principal Balance is decreased, (ii) the Interest Rate is reduced, (iii) payments of interest or principal on any Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan, such modification shall not alter, and any modification of the Mortgage Loan Documents shall be structured to preserve, the equal priorities of the Notes as described in Section 3.

      5.            Accounts; Payment Procedure. The Servicing Agreement shall provide that the Master Servicer shall establish and maintain the Collection Account or Collection Accounts, as applicable. Each Holder hereby directs the Master Servicer, in accordance with the priorities set forth in Section 3 hereof, and subject to the terms of the Servicing Agreement, (i) to deposit into the applicable Collection Account within the time period specified in the Servicing Agreement all payments received with respect to the Mortgage Loan and (ii) to remit from the applicable Collection Account for deposit or credit on the applicable Master Servicer Remittance Date all payments received with respect to and allocable to the Notes, by wire transfer to accounts maintained by the respective Holders; provided that delinquent payments received by the Master Servicer after the related Master Servicer Remittance Date shall be remitted by the Master Servicer to such accounts within the time period specified in the Servicing Agreement.

If any Servicer holding or having distributed any amount received or collected in respect of any Note determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of such Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to any other Holder, or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to such Holder, and such Holder, shall promptly on demand repay to such Servicer the portion thereof which shall have been theretofore distributed to such Holder, together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Borrower, any other Holder, any Servicer or such other person or entity with respect thereto. Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Master Servicer. The Master Servicer shall have the right to offset any amounts due hereunder from any Holder with respect to the Mortgage Loan against any future payments due to such Holder under the Mortgage Loan. The obligations of each Holder under this Section 5 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of any Holder against any other Holder. The obligations of the Holders under this Section 5 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third-party beneficiary of these provisions.

      6.            Limitation on Liability. Subject to the terms of the Servicing Agreement, no Holder (including the Master Servicer or the Special Servicer on its behalf) shall have any liability to any other Holder with respect to any Note, except (1) with respect to the Advance reimbursement provisions set forth in Section 17 and (2) with respect to losses actually suffered due to the gross negligence, willful misconduct or material breach of this Agreement or the Servicing Agreement on the part of such Holder (including the Master Servicer or the Special Servicer on its behalf, and the Master Servicer’s or Special Servicer’s liability is further limited as set forth in the Servicing Agreement).

7.          Representations of the Holders. (a)  Each of the initial Holders hereby represents and warrants to, and covenants with each other Holder that, as of the date hereof:

(i)          It is duly organized, validly existing and in good standing under the laws of the jurisdiction of formation.

(ii)         The execution and delivery of this Agreement by such Holder, and performance of, and compliance with, the terms of this Agreement by such Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii)        Such Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv)        This Agreement is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v)         It has the right to enter into this Agreement without the consent of any third party.

(vi)        It is the holder of the respective Note for its own account in the ordinary course of its business.

(vii)       It has not dealt with any broker, investment banker, agent or other person, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

8.          Independent Analyses of each Holder.

Each Holder acknowledges that, except for the representations made in Section 7, it has, independently and without reliance upon any other Holders and based on such documents and information as such Holder has deemed appropriate, made its own credit analysis and decision to originate or purchase its respective Note. Each Holder hereby acknowledges that the other Holders shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrower. Each Holder assumes all risk of loss in connection with its respective Note for reasons other than gross negligence, willful misconduct or breach of this Agreement by any other Holder or gross negligence, willful misconduct or bad faith by any Servicer.

9.           No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute between any Holder (or any servicer or trustee on its behalf) and any other Holder a partnership, association, joint venture or other entity. Each Holder (or any servicer or trustee on its behalf) shall have no obligation whatsoever to offer to the other Holders the opportunity to purchase notes or interests relating to any future loans originated by such Holder or any of its Affiliates, and if any Holder chooses to offer to any of the other Holders, the opportunity to purchase notes or interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. None of the Holders shall have any obligation whatsoever to purchase from any other Holder any notes or interests in any future loans originated by any other Holder or any of its Affiliates.

10.         Not a Security. None of the Notes shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

11.         Other Business Activities of the Holders. Each Holder acknowledges that the other Holders may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Borrower, and receive payments on such other loans or extensions of credit to any Affiliate of the Borrower and otherwise act with respect thereto freely and without accountability, but only if none of the foregoing violate the Mortgage Loan Documents, in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

12.         Transfer of Notes. (a)  Each Holder may Transfer up to 49%, in the aggregate, of its beneficial interest in its Note whether or not the related transferee is a Qualified Transferee without a Rating Agency Confirmation. Each Holder shall not Transfer more than 49%, in the aggregate, of its beneficial interest in its Note unless (i) prior to a Securitization of any Note, the other Holders have consented to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, (ii) after a Securitization of any Note, a Rating Agency Confirmation has been received with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, or (iii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of the transferring Holder hereunder and agree to be bound by the terms and provisions of this Agreement and the Servicing Agreement (provided, that in connection with a transfer to a Securitization, execution and delivery of a PSA shall be deemed to satisfy the preceding requirement of this sentence). Other than in connection with the Securitization of any Note, such proposed transferee shall also (x) remake each of the representations and warranties contained herein and (y) if such transferee is acquiring greater than a 49% beneficial interest in a Note, certify that it is a Qualified Transferee, in each case, for the benefit of the other Holders.

Notwithstanding the foregoing, without each non-transferring Holder’s prior consent (which will not be unreasonably withheld), and, if any such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the Depositor to rate the securities issued in connection with such Securitization, no Holder shall Transfer all or any portion of its Note to the Borrower or an Affiliate of the Borrower and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee.

(b)         Except for a Transfer made in connection with a Securitization, or a Transfer made by an initial Holder to an Affiliate, at least five (5) days prior to a transfer of any Note, the transferring Holder shall provide to the other Holders and, if any Certificates are outstanding, to the Rating Agencies, a certification that such transfer will be made in accordance with this Section 12, such certification to include (1) the name and contact information of the transferee and (2) if applicable, a certification by the transferee that it is a Qualified Transferee.

(c)         The Holders acknowledge that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge the transferring Holder customary fees in connection with providing such Rating Agency Confirmation.

(d)         Notwithstanding anything to the contrary contained herein, each Holder may pledge or transfer (a “Pledge”) its Note to any entity (other than the Borrower or any Affiliate of the Borrower) that has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), or to a Person with respect to which a Rating Agency Confirmation has been obtained, on terms and conditions set forth in this Section 12(d), it being further agreed that a financing provided by a Note Pledgee to any Holder or any Affiliate that controls (as defined in the definition of “Affiliate” set forth in Section 1 above) such Holder that is secured by such Holder’s interest in its respective Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder on the condition that all applicable terms and conditions of this Section 12 are complied with. A Note Pledgee that is not a Qualified Transferee may not take title to a Note without a Rating Agency Confirmation. Upon written notice, if any, by the pledging Holder to the other Holders and the Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the other Holders agree to acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Holder in respect of its obligations to the other Holders hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within 10 days after request therefor; (iv) that the other Holders shall accept any cure by such Note Pledgee of any default of the pledging Holder which such pledging Holder has the right to effect hereunder, as if such cure were made by such pledging Holder; (v) that the other Holders or Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to the other Holders; and (vi) that, upon written notice (a “Redirection Notice”) to the Servicer by such Note Pledgee that the pledging Holder is in default beyond any applicable cure periods with respect to the pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or other agreements relating to the Pledge between the pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee (or at any time that pledging Holder otherwise directs that such payment be made to Note Pledgee pursuant to a separate notice) shall be entitled to receive any payments that any Servicer would otherwise be obligated to make to the pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Holder hereby unconditionally and absolutely releases the other Holders and any Servicer from any liability to the pledging Holder on account of any Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or other Holders in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law, the pledge agreement, repurchase agreement or similar agreement between the pledging Holder and the Note Pledgee and this Agreement. In such event, or if the pledging Holder otherwise assigns its interests to the Note Pledgee, the other Holders and the Servicer shall recognize such Note Pledgee (and any transferee (other than the Borrower or any Affiliate of the Borrower) that is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and such Person’s successor and assigns, as the successor to the pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 12(d) shall remain effective as to any Holder (and any Servicer) unless and until such Note Pledgee shall have notified such Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(e)          The parties hereto acknowledge that (i) the contemplated sale of Note A-1A and Note A-1B under the terms of the Master Repurchase Agreement, dated as of June 17, 2015, between CCRE V, as seller, and Goldman Sachs Bank, as buyer, qualifies as a “Pledge” hereunder and Goldman Sachs Bank is a Qualified Transferee, (ii) all of the terms of this Section 12 have been satisfied with respect to such Pledge, and (iii) Goldman Sachs Bank qualifies as a “Note Pledgee” and is entitled to all of the rights, privileges and benefits afforded to a Note Pledgee hereunder. In addition, while the Pledge to Goldman Sachs Bank of Note A-1A and Note A-1B is in effect, Goldman Sachs Bank shall have all rights of the Holder of such Note under all applicable documentation and all other Holders, the Master Servicer and the Special Servicer shall recognize Goldman Sachs Bank as Holder of such Note or Notes. Notwithstanding the foregoing, no notice shall be required pursuant to Section 12(b) in connection with the Pledge to Goldman Sachs Bank.

(f)          Notwithstanding anything to the contrary contained herein, to the extent the Borrower requests reimbursement from the Holders for any costs and expenses incurred by the Borrower in connection with Section 9.4 of the Loan Agreement or a Securitization pursuant to Section 9.1 of the Loan Agreement, the Holder transferring its Note in connection with such Securitization or requesting a restructuring of its Note pursuant to Section 9.4 of the Loan Agreement, as applicable, shall be responsible for the payment of such costs and expenses; provided that, if the Securitization or restructuring of each Note is occurring simultaneously, such costs and expenses shall be payable by the Holders in accordance with their respective pro rata shares (based on the relative outstanding principal balances of the Notes).

13.         Exercise of Remedies by the Servicer. (a)  Subject to the terms of this Agreement including, without limitation, Section 14, and the Servicing Agreement and subject to the rights and consents, where required, of the Directing Holder, the Servicer shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole and exclusive authority to (i) modify or waive any of the terms of the Mortgage Loan Documents, (ii) consent to any action or failure to act by the Borrower or any party to the Mortgage Loan Documents, (iii) vote all claims with respect to the Mortgage Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Mortgage Loan or to refrain from exercising any powers or rights under the Mortgage Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Mortgage Loan or institute any foreclosure action, and the Holders shall have no voting, consent or other rights whatsoever with respect to the Servicer’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to the terms and conditions of the Servicing Agreement, the Servicer shall have the sole and exclusive authority to make Property Advances with respect to the Mortgage Loan. Except as otherwise provided in this Agreement, each Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer the rights, if any, that such Holder has to (A) call or cause the Servicer to call an Event of Default under the Mortgage Loan, or (B) exercise any remedies with respect to the Mortgage Loan or the Borrower, including, without limitation, filing or causing the Lead Note Holder or such Servicer to file any bankruptcy petition against the Borrower. Each Holder shall, from time to time, execute such documents as any Servicer shall reasonably require to evidence such assignment with respect to the rights described in clause (iii) of the first sentence in this Section 13(a).

(b)          The Lead Servicer and the Trustee of the Lead Securitization shall not have any fiduciary duty to the Non-Lead Note Holders in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Servicer and the Trustee of the Lead Securitization from their respective obligation under the Servicing Agreement to make any disbursement of funds as set forth herein).

(c)          Upon the Mortgage Loan becoming a Defaulted Mortgage Loan, the Holders hereby acknowledge the right of the Special Servicer to sell all of the Notes as notes evidencing one whole loan in accordance with the terms of the Servicing Agreement.

(d)          Notwithstanding anything to the contrary contained herein, the exercise by the Servicer on behalf of the Holders of its rights under this Section 13 shall be subject in all respects to any section of the Servicing Agreement governing REMIC administration, and in no event shall the Servicer be permitted to take any action or refrain from taking any action if taking or failing to take such action, as the case may be, would violate the laws of any applicable jurisdiction, breach the Mortgage Loan Documents, be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement or violate the REMIC provisions of the Code or any regulations promulgated thereunder, including, without limitation, the provisions of Section 2(h) of this Agreement.

14.         Rights of the Directing Holder. The Directing Holder shall be entitled to exercise the rights and powers granted to the Directing Holder hereunder and the rights and powers granted to the “Directing Holder,” “Controlling Class Certificate Holder,” “Controlling Class Representative” or similar party under, and as defined in, the Servicing Agreement, with respect to the Mortgage Loan. In addition, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all matters related to a Specially Serviced Mortgage Loan and (2) the Special Servicer with respect to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and, except as set forth below (i) the Master Servicer shall not be permitted to take any Major Action unless it has obtained the prior written consent of the Special Servicer and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any Major Action nor will the Special Servicer itself be permitted to take any Major Action as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after receipt of the written recommendation and analysis and such additional information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment with respect to such Major Action. The Directing Holder may also direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Directing Holder may deem advisable.

If the Directing Holder fails to notify the Special Servicer of its approval or disapproval of any proposed Major Action within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after delivery to the Directing Holder by the applicable Servicer of written notice of a proposed Major Action together with any information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment, then upon the expiration of such ten (10) Business Day (or 30 days with respect to an Acceptable Insurance Default) period, such Major Action shall be deemed to have been approved by the Directing Holder.

In the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by the Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder is necessary to protect the interests of the Holders (as a collective whole) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response.

No objection, direction or advice contemplated by the preceding paragraphs may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the Mortgage Loan Documents, applicable law, the Servicing Agreement, this Agreement, the REMIC provisions of the Code or the Master Servicer or Special Servicer’s obligation to act in accordance with the Servicing Standard, and in the event the Master Servicer or Special Servicer, as applicable, determines that any such objection, direction or advice would require or cause such a violation, the Master Servicer or Special Servicer, as applicable, shall disregard such objection, direction or advice and notify the Directing Holder of its determination, including a reasonably detailed explanation of the basis therefor.

The Directing Holder shall have no liability to the other Holders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Holders agree that the Directing Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Holder over any other Holder, and that the Directing Holder may have special relationships and interests that conflict with the interests of another Holder and, absent willful misfeasance, bad faith or gross negligence on the part of the Directing Holder agree to take no action against the Directing Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Directing Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Holder.

15.         Appointment of Special Servicer. Subject to the terms of the Servicing Agreement, the Directing Holder shall have the right at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mortgage Loan and appoint a Qualified Servicer as the replacement Special Servicer in lieu thereof. The Directing Holder shall designate a Person to serve as Special Servicer by delivering to the other Holders and the parties to each PSA a written notice stating such designation and by satisfying the other conditions required under the Servicing Agreement (including, without limitation, a Rating Agency Confirmation with respect to the Certificates related to a Non-Lead Note, if a Rating Agency Confirmation is required by the terms of the Servicing Agreement with respect to the Lead Securitization Certificates), if any.

16.         Rights of the Non-Directing Holders. (a)  The Lead Securitization Servicing Agreement shall provide that the Servicer shall be required:

(i)          to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the Servicing Agreement with respect to any Major Actions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan to the Non-Directing Holders, within the same time frame it is required to provide to the Directing Holder; provided, however, that if Note A-1B, Note A-2A or Note A-2B has been included in a Securitization transaction, then the Master Servicer shall provide copies of any such notice, information and report to the master servicer and special servicer of the other Securitization transaction and the Special Servicer shall provide copies, to the extent not already provided by the Master Servicer, of any such notice, information and report to the special servicer of the other Securitization transaction, who shall forward such notice as and when required under the terms of the related Securitization documents; and

(ii)         to consult with each Non-Directing Holder on a strictly non-binding basis, if, having received such notices, information and reports, such Non-Directing Holder requests consultation with respect to any such Major Action or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Directing Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Directing Holder of written notice of a proposed action, together with copies of all notices, information and reports required to be provided to or requested by the Directing Holder, the Servicer shall no longer be obligated to consult with the Non-Directing Holders, whether or not the Non-Directing Holders have responded within such ten (10) Business Day period (unless the Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be begin anew from the date of such proposal and delivery of all information relating thereto).

(b)          Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holders, the Servicer may take any Major Actions or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Servicer determines, in accordance with the Servicing Standard, that immediate action with respect thereto is necessary to protect the interests of the Holders.

(c)          In addition to the foregoing non-binding consultation rights, the Non-Directing Holders shall have the right to annual conference calls with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan and the Mortgaged Property are discussed.

(d)          In no event shall the Servicer be obligated at any time to follow or take any alternative actions recommended by any of the Non-Directing Holders, other than as required pursuant to Section 2(b)(iii) with respect to Major Actions.

(e)          Any Non-Directing Holder that is the Borrower or an Affiliate of the Borrower shall not be entitled to any of the rights set forth in this Section 16.

17.         Advances; Reimbursement of Advances. (a)  From time to time, (i) pursuant to terms of the Lead Securitization Servicing Agreement, the Lead Servicer and/or the related Trustee (1) will be obligated to make Property Advances with respect to the Mortgage Loan or the Mortgaged Property and (2) may be obligated to make P&I Advances with respect to the Lead Note and (ii) pursuant to the terms of a Non-Lead Servicing Agreement, the related

Non-Lead Master Servicer and/or the related Trustee may be obligated to make P&I Advances with respect to a Non-Lead Note. The Lead Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Non-Lead Note and any Non-Lead Master Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Lead Note, any other Non-Lead Note or any Property Advance. The Lead Servicer, each Non-Lead Master Servicer and any Trustee will be entitled to interest on any Advance at a rate not to exceed the Prime Rate made in the manner and from the sources provided in this Agreement and the applicable PSA.

(b)         The Lead Servicer and the related Trustee, as applicable, will be entitled to reimbursement for a Property Advance, first from the Collection Account established with respect to the Mortgage Loan, and then, if such Property Advance is a Nonrecoverable Advance, if such funds on deposit in the Collection Account are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement.

(c)         To the extent the Lead Servicer or the related Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Property Advance or interest thereon, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall be required to, promptly following notice from the Lead Servicer, pay to the Lead Securitization for deposit into the general collections of the Lead Securitization to the extent so reimbursed from general collections (to cover reimbursement amounts obtained by the Lead Servicer or related Trustee therefrom pursuant to this Section 17(c)) its pro rata share (based on the relative outstanding principal balances of the Notes) of such Property Advance and/or interest thereon at the Reimbursement Rate so reimbursed from general collections (to the extent amounts on deposit in the Collection Account are insufficient for reimbursement of such amounts, from general collections of the Non-Lead Note Holder’s related Securitization trust). In addition, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall promptly reimburse the Lead Servicer or the related Trustee for such Non-Lead Note Holder’s pro rata share (based on the relative outstanding principal balances of the Notes) of any fees, costs or expenses that are Excluded Amounts under clause (iii) of such definition, incurred in connection with the servicing and administration of the Mortgage Loan as to which the Lead Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Servicing Agreement (to the extent amounts on deposit in the Collection Account with respect to the Mortgage Loan are insufficient for reimbursement of such amounts, from general collections of the Non-Lead Note Holder’s related Securitization trust).

(d)         The parties to each PSA shall be entitled to make their own recoverability determination with respect to a P&I Advance based on the information that they have on hand and in accordance with the applicable PSA.

18.         Provisions Relating to Securitization. (a)  For so long as an initial Holder or an Affiliate of an initial Holder (an “Initial Holder”) is the owner of a Note, such Initial Holder shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes or additional notes (in either case “New Notes”) reallocating the principal of the Note or Notes held by such Initial Holder among other New Notes; reducing the Interest Rates of such New Notes or severing the Note held by such Initial

Holder into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of such Note, provided that (i) the aggregate principal balance of such New Notes following such amendments is no greater than the principal balance of the related Note prior to such amendments, (ii) all New Notes continue to have the same interest rate as the related Note prior to such amendments, (iii) all New Notes pay pro rata and on a pari passu basis and such reallocated or component notes shall be automatically subject to the terms of this Agreement and (iv) the Initial Note Holder holding the New Notes shall notify the other Holders and the parties to the PSAs in writing of such modified allocations and principal amounts. In connection with the foregoing, (1) the Master Servicer is hereby authorized to execute amendments to the Loan Agreement and this Agreement (or to amend and restate the Loan Agreement and this Agreement) on behalf of any or all of the Holders solely for the purpose of reflecting such reallocation of principal or such severing of such Note, (2) if any Note is severed into “component” notes, such component notes shall each have their same rights as the respective original Note (except that with respect to Note A-1, only one component may be designated as the Lead Note) and (3) the definition of the term “Securitization” and all of the related defined terms may be amended (and new terms added, as necessary) to reflect the New Notes.

(b)         Each Lead Note Holder shall cause the Lead Securitization Servicing Agreement to provide that (and, to the extent such provisions are not included in the Lead Securitization Servicing Agreement they shall be deemed incorporated therein and made a part thereof):

(i)          the applicable Master Servicer and Trustee for such Securitization shall be required to notify the master servicer, special servicer and trustee of each other Securitization of the amount of any P&I Advance it has made with respect to the Lead Note or Property Advance it has made within two Business Days of making such advance; and

(ii)         if the Master Servicer determines that a proposed P&I Advance or Property Advance, if made, or any outstanding P&I Advance or Property Advance previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide the servicers under any other PSA written notice of such determination, together with supporting evidence for such determination, within 2 Business Days after such determination was made.

(iii)        the Master Servicer shall remit all payments received (or advanced) with respect to each Non-Lead Note, net of the Servicing Fee payable with respect to such Note and any other Excluded Amount, to the Holder of such Note on or prior to the related Master Servicer Remittance Date (as defined herein);

(iv)        with respect to each other Note that is held by a Securitization, the Master Servicer agrees to deliver (and the Special Servicer agrees to deliver to the Master Servicer for delivery) to each of the respective Non-Lead Note Holders or, if such Non-Lead Note is securitized, the respective Non-Lead Master Servicers, all reports required to be delivered by the Master Servicer to the Trustee (and by the Special Servicer to the Master Servicer) under the Lead Securitization Servicing Agreement (which shall include all reports constituting the CREFC Investor Reporting Package) pursuant to the terms of the Lead Securitization Servicing Agreement on the earlier of (x) the date such reports are required to be delivered to such Trustee and (y) the Master Servicer Remittance Date (but in no event less than 2 Business Days after the Mortgage Loan due date); including such information in the Master Servicer’s possession as is reasonably necessary for each such Non-Lead Master Servicer to determine the recoverability of P&I Advances;

(v)           the Master Servicer shall provide (and the Special Servicer agrees to deliver to the Master Servicer to provide) to each Non-Lead Note Holder all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information regarding the Mortgage Loan provided to any other party to the Lead Securitization Servicing Agreement or to the Controlling Class Representative (or analogous term) as such term is defined in the Lead Securitization Servicing Agreement, at the time provided to such other party;

(vi)          the servicing duties of each of the Master Servicer and Special Servicer under the Lead Securitization Servicing Agreement shall include the duty to service the Mortgage Loan and all of the Notes on behalf of the Holders (including the respective Trustees and related Certificateholders) in accordance with the terms and provisions of this Agreement and the Lead Securitization Servicing Agreement and the Servicing Standard;

(vii)         The Non-Lead Note Holders shall be entitled to the same indemnity with respect to the Mortgage Loan as the Lead Note Holder is provided with respect to the Mortgage Loan under the Lead Securitization Servicing Agreement. The Master Servicer, any primary servicer, the Special Servicer and the trustee, the certificate administrator and operating advisor under the Lead Securitization Servicing Agreement shall be required to indemnify each “certification party” and the depositors of each other Securitization to the same extent that they indemnify the Lead Securitization “certification party” and depositor for their failure to deliver the items in clause (viii) below in a timely manner and for any Deficient Exchange Act Deliverable (as defined in the Lead Securitization Servicing Agreement or any similar term thereto) regarding, and delivered by or on behalf of, such party;

(viii)        (a) the Master Servicer, any primary servicer, the Special Servicer and the Lead Securitization Trustee, certificate administrator or other party acting as custodian for the Lead Securitization shall be required to (1) deliver (and shall be required to cause each other servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver), in a timely manner, the reports, certifications, compliance statements, accountants’ assessments and attestations, information to be included in reports (including, without limitation, Form 15G, Form 10K, Form 10D, Form 8K), and other materials specified in each of the other PSAs as the parties to the applicable Securitization may require in order to comply with their obligations under the Securities Act of 1933, as amended, Securities Exchange Act of 1934 (including Rule 15Ga-1), as amended, and Regulation AB, and any other applicable law, and (2) to the extent applicable, to cooperate with any depositor in an other Securitization in responding to comments from the Commission regarding any materials provided by such party in the immediately preceding clause (1), and (b) without limiting the generality of the foregoing, each Lead Note Holder for a Lead Securitization shall provide or cause to be provided in a timely manner to the depositor and the trustee for any subsequent Securitization (and in the case of the Note A-1A Securitization, for each other prior or subsequent Securitization) a copy of the Lead Securitization Servicing Agreement and each of the Master Servicer, the Special Servicer, the Trustee, the certificate administrator or other party acting as custodian for the Lead Securitization will be required to provide to the depositor and the trustee for any subsequent Securitization (and in the case of the Note A-1A Securitization, for each other prior or subsequent Securitization) at the expense of the requesting party (x) in the event that, subsequent to any other Securitization, the Note A-1A Securitization occurs or pursuant to the proviso in the definition of “Lead Securitization” the earliest Securitization remains the Lead Securitization, any other information required to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K (but not later than the closing date of the Note A-1A Securitization), and (y) in the case of each Lead Securitization that occurs prior to any other Securitization, any other disclosure information required pursuant to Regulation AB or the Securities Exchange Act of 1934, as amended, in a timely manner for inclusion in any disclosure document or Form 8-K, and, in the case of clauses (x) and (y) and with respect to the Lead Servicers, market indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization. As used in this Agreement, “Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§  229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein. “Commission” means the United States Securities and Exchange Commission. The Master Servicer, any primary servicer and the Special Servicer shall each be required to provide certification and indemnification to each Certifying Person with respect to any applicable Sarbanes-Oxley Certification (or analogous terms) as such terms are defined in the related Non-Lead Servicing Agreement;

(ix)          each of the Master Servicer, the Special Servicer, the custodian and the Trustee and each Affected Reporting Party (as defined in the Lead Securitization Servicing Agreement) shall cooperate (and require each Servicing Function Participant (as defined in the Lead Securitization Servicing Agreement) and Additional Servicer (as defined in the Lead Securitization Servicing Agreement) retained by it to cooperate under any applicable sub-servicing agreement), with each depositor for a Non-Lead Securitization (including, without limitation, providing all due diligence information, reports, written responses, negotiations and coordination, and paying all costs and expenses incurred in connection therewith) to the same extent as such party is required to cooperate with (and pay the expenses of) the Depositor under the Lead Securitization Servicing Agreement in connection with Deficient Exchange Act Deliverables (as defined in the Lead Securitization Servicing Agreement);

(x)          any late collections received by the Master Servicer from the Borrower shall be remitted by the Master Servicer to the master servicer of any applicable Non-Lead Securitization within one Business Day of receipt thereof;

(xi)         the Holders of the Non-Lead Notes are intended third-party beneficiaries in respect of the rights afforded them under the Lead Securitization Servicing Agreement and the Non-Lead Master Servicers will be entitled to enforce the rights of the Holders of the Non-Lead Notes under this Agreement and the Lead Securitization Servicing Agreement;

(xii)        each master servicer and special servicer under any Non-Lead Servicing Agreement shall be a third-party beneficiary of the Lead Securitization Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such master servicer or special servicer, as the case may be, and the provisions regarding coordination of Advances;

(xiii)       the Holders hereby acknowledge that the Servicing Agreement shall provide that, subject to the satisfaction of the conditions set forth in the next sentence, upon the Mortgage Loan becoming a Defaulted Mortgage Loan, if the Special Servicer determines to sell the Defaulted Mortgage Loan (or the Lead Note), it will be required to sell the entire Defaulted Mortgage Loan as a single whole loan (i.e., both the Lead Note and Non-Lead Note). Any such sale of the entire Defaulted Mortgage Loan is subject to the satisfaction of the following;

(A)         each Non-Lead Note Holder has provided written consent to such sale; or

(B)          the Special Servicer has delivered the following notices and information to each Non-Lead Note Holder:

(1)          at least fifteen (15) Business Days’ prior written notice of any decision to attempt to sell the Defaulted Mortgage Loan;

(2)          at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale;

(3)          at least ten (10) days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File requested by a Non-Lead Note Holder; and

(4)          until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.

(xiv)        the Lead Securitization Servicing Agreement shall not be amended in any manner that adversely affects the Non-Lead Note Holders without the consent of such Non-Lead Note Holders;

(xv)         to the extent related to the Mortgage Loan or the Lead Servicers, Rating Agency Confirmation shall be provided with respect to the certificates issued in connection with any other Securitization to the same extent provided with respect to the certificates issued in connection with the Lead Securitization;

(xvi)        Servicer Termination Events (or any analogous term) with respect to the Master Servicer and the Special Servicer shall include (i) the failure to remit payments to the Holders of any Non-Lead Note as and when required by the Lead Securitization Servicing Agreement; (ii) the qualification, downgrade or withdrawal of ratings of any class of certificates in any Securitization of a Non-Lead Note (generally based upon certain actions or concerns relating to the Master Servicer or the Special Servicer, as applicable); and (iii) the failure to provide to the Non-Lead Note Holder (if and to the extent required under the applicable Non-Lead Servicing Agreement) reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, in a timely fashion. Upon the occurrence of a Servicer Termination Event with respect to a Non-Lead Note Holders, the related Trustee under the Lead Securitization shall, upon the direction of the related Non-Lead Note Holder, require the appointment of a subservicer with respect to the related Note or termination of the Master Servicer or Special Servicer, as applicable, subject to any applicable consent rights of the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates pursuant to the Lead Securitization Servicing Agreement;

(xvii)       the Trustee under the Lead Securitization Servicing Agreement shall promptly notify the trustee and the master servicer under any Non-Lead Servicing Agreement of any resignation, termination or replacement of the Master Servicer, the Special Servicer or an applicable primary servicer or the effectiveness of any designation of a new Master Servicer, Special Servicer or applicable primary servicer (together with the relevant contact information); and

(xviii)      any conflict between terms of this Agreement and the Lead Securitization Servicing Agreement shall be resolved in favor of this Agreement.

(c)           The Holder of the Lead Note shall:

(i)            give each of the other Holders and parties to any Non-Lead Servicing Agreement (that will not also be a party to the Lead Securitization Servicing Agreement) notice of the Securitization of the Lead Note in writing (which may be by e-mail) not less than five (5) business days prior to the applicable pricing date for the Lead Securitization, together with contact information for each of the parties to the Lead Securitization Servicing Agreement;

(ii)          (A) if requested by the other Holder prior to the closing of the Lead Securitization, reasonably cooperate with such other Holder to provide the most recent draft of the Lead Securitization Servicing Agreement to such other Holder and (B) promptly upon the closing of the Lead Securitization, send a copy of the Lead Securitization Servicing Agreement to each of the other Holders and parties to any Non-Lead Servicing Agreement (that are not also party to the Lead Securitization Servicing Agreement);

(iii)         in the event that a Securitization of a Non-Lead Note closes prior to the Lead Securitization, provide written notice (which may be by e-mail) of such Lead Securitization to the depositor and trustee of each Non-Lead Securitization and, promptly upon the execution of the Lead Securitization Servicing Agreement (but not later than two (2) business days after the day on which such document is executed), provide a copy of the Lead Securitization Servicing Agreement in an EDGAR-compatible format; and

(iv)         in the event that a Securitization of a Non-Lead Note closes after the Lead Securitization, upon receipt of written notice (which may be by email) of the closing of any Non-Lead Securitization, provide or cause the Depositor under the Lead Securitization to provide the depositor under the related Non-Lead Servicing Agreement and the related Non-Lead Note Holder with a copy of the Lead Securitization Servicing Agreement in an EDGAR-compatible format.

(d)          In addition, after the closing of the securitization of any Non-Lead Note, the related Non-Lead Note Holder shall send (i) a copy of the related Non-Lead Servicing Agreement to each of the parties to the Lead Securitization Servicing Agreement and (ii) notice of any subsequent change in the identity of the master servicer under the Non-Lead Servicing Agreement or the party designated to exercise the rights of the Non-Controlling Holder under this Agreement (together with the relevant contact information).

19.          Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.          Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, except as set forth in Section 18(a), this Agreement may not be modified unless written confirmation from each Rating Agency has been received stating that such amendment or modification, in and of itself, would not cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any class of certificates issued under any Securitization.

21.          Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Each Servicer, Non-Lead Servicer and related Trustee is an intended third-party beneficiary of this Agreement. Except as provided in Section 5 and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

22.          Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

23.          Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

24.          Notices. All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

25.          Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than Notes) will be held by the Note A-1A Holder (or by a custodian on its behalf) on behalf of all of the Holders until the earliest Securitization Date, at which time the originals of all of the Mortgage Loan Documents (other than Notes) will be transferred to and at all times thereafter held by the Trustee of the Lead Securitization (or by a custodian on its behalf) on behalf of all of the Holders. Following the Securitization of Note A-1A, the Trustee of the Lead Securitization shall be the mortgagee of record. Each original Note will be held by the related Holder (or related Trustee (or by a custodian on its behalf) after the related Securitization Date.

26.          Prior Agreements; Side Letters. This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby, and all prior agreements among or between such parties, whether oral or written, with respect to such transactions are superseded by the terms of this Agreement. Each party hereto hereby agrees that, from and after the date hereof, such party shall not enter into any side letter agreement or other agreement, whether oral or written, with any other party hereto with respect to such transactions. Each party hereto represents and warrants that, as of the date hereof, it has not entered into any side letters or other agreements, either written or oral, with any other party hereto or any Affiliate of any party hereto, with respect to any of the transactions contemplated hereby, other than this Agreement.

27.          Rating Agency Presentation.

(a)          Prior to any Securitization, (i) each Holder shall have the right to meet with the Rating Agencies and participate in conference calls with the Rating Agencies (to the extent there are any such meetings or calls) with respect to the Mortgage Loan and the Mortgaged Property, provided that each Holder shall notify the other Holder in advance of (but, to the extent practicable, not less than one (1) Business Day prior to) any such discussions and/or negotiations; provided further, that in the event such discussions and/or negotiations are requested by the Rating Agencies to be scheduled for a time which is sooner than twenty-four (24) hours from the time of such request, then the applicable Holder shall notify the other Holder via e-mail as soon as such discussions and/or negotiations are requested or scheduled; and (ii) subject to the notice requirement in clause (i), any Holder may present the Mortgage Loan and the Mortgaged Property to the Rating Agencies, provided that such presentation utilizes the final rating presentation prepared by the Initial Note A-1A Holder and approved by the Initial Note A-1B Holder, Initial Note A-2A Holder and Initial Note A-2B Holder. Notwithstanding anything to the contrary contained herein (but subject to the notice requirements set forth in this Section 27(a)), the Initial Note A-1A Holder shall lead any conference calls, discussions, negotiations or presentations in which it participates with the Initial Note A-1B Holder, Initial Note A-2A Holder or Initial Note A-2B Holder.

(b)          Each Holder will provide to the Initial Note A-1A Holder for its approval, a reasonable period prior to submitting to the Rating Agencies with respect to each such Holder’s proposed Securitization, any data files showing certain agreed upon characteristics of the Mortgage Loan and the Mortgaged Property (e.g., property type, location, debt service coverage and loan to value) for purposes of obtaining preliminary subordination levels.

(c)          Each of the Holders shall enter into certain engagement letters with certain Rating Agencies selected by such Holder in connection with its respective Securitization.

(d)          For the avoidance of doubt, following the first Securitization Date, this Section 27 shall not apply and shall be of no force and effect.

28.          Hedging Costs. No Holder shall have any liability or obligation in respect of or otherwise arising out of or relating to any other Holder’s hedging arrangements with respect to such other Holder’s Note.

29.          Cooperation. In connection with the Lead Securitization, each Holder agrees to cooperate in entering into any modifications or amendments to this Agreement as may be reasonably requested by the Rating Agencies, any party to the Lead Securitization Servicing Agreement or the “Directing Holder,” “Controlling Class Certificate Holder,” “Controlling Class

Representative” or similar party under, and as defined in, the Lead Securitization Servicing Agreement.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Note A-1A Holder, Note A-1B Holder, Note A-2A Holder and Note A-2B Holder, has caused this Agreement to be duly executed as of the day and year first above written.

Initial Note A-1A Holder:

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

By:	/s/ Anthony Orso
Name: Anthony Orso
Title: CoCEO-CCRE

Initial Note A-1B Holder:

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

By:	/s/ Anthony Orso
Name: Anthony Orso
Title: CoCEO-CCRE

Initial Note A-2A Holder:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	/s/ Rene J. Theriault
Name: Rene J. Theriault
Title: Authorized Signatory

Initial Note A-2B Holder:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	/s/ Rene J. Theriault
Name: Rene J. Theriault
Title: Authorized Signatory

Signature Page

Element Amended and Restated Co-Lender Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.          Description of Mortgage Loan

Borrower:	Hudson Element LA, LLC
Mortgage Loan Origination Date:	October 9, 2015
Initial Principal Amount of Mortgage Loan:	$168,000,000.00
Co-Lender Closing Date Mortgage Loan Principal Balance:	$168,000,000.00
Location of Mortgaged Property:	Los Angeles
Current Use of Mortgaged Property:	Office
Interest Rate:	Note A-1A: 4.5930% Note A-1B: 4.5930% Note A-2A: 4.5930% Note A-2B: 4.5930%
Maturity Date:	November 6, 2025

A-1

B.          Description of Notes

Mortgage Loan Origination Date:	October 9, 2015
Initial Note A-1A Principal Balance:	$55,500,000
Initial Note A-1B Principal Balance:	$28,500,000
Initial Note A-2A Principal Balance:	$70,000,000
Initial Note A-2B Principal Balance:	$14,000,000
Initial Note A-1A Percentage Interest:	33.036%
Initial Note A-1B Percentage Interest:	16.964%
Initial Note A-2A Percentage Interest:	41.667%
Initial Note A-2B Percentage Interest:	8.333%
Note A-1A Interest Rate:	4.5930%
Note A-1B Interest Rate:	4.5930%
Note A-2A Interest Rate:	4.5930%
Note A-2B Interest Rate:	4.5930%
Note A-1A Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) four percent (4%) above the Note A-1A Interest Rate
Note A-1B Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) four percent (4%) above the Note A-1B Interest Rate
Note A-2A Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) four percent (4%) above the Note A-2A Interest Rate
Note A-2B Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) four percent (4%) above the Note A-2B Interest Rate

A-2

EXHIBIT B

Initial Note A-1A Holder:

Cantor Commercial Real Estate Lending, L.P.

110 E. 59th St., 6th Floor

New York, NY 10022

Attn:  Legal Department

Facsimile: (212) 610-3623

legal@ccre.com.

With copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attn: David W. Forti

Facsimile: (215) 655-2647

david.forti@dechert.com

Initial Note A-1B Holder:

Cantor Commercial Real Estate Lending, L.P.

110 E. 59th St., 6th Floor

New York, NY 10022

Attn:  Legal Department

Facsimile: (212) 610-3623

legal@ccre.com.

With copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attn: David W. Forti

Facsimile: (215) 655-2647

david.forti@dechert.com

Initial Note A-2A Holder:

Goldman Sachs Mortgage Company

200 West Street
New York, New York 10282
Attention: General Counsel

B-1

Facsimile No.: (917) 977-4870

with copies to:

Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Rene Theriault

And

Cleary Gottlieb Steen Hamilton

One Liberty Street, 38th Floor

New York, New York 10006

Attention: Michael Weinberger

Facsimile No.: (212) 225-3999

Initial Note A-2B Holder:

Goldman Sachs Mortgage Company

200 West Street
New York, New York 10282
Attention: General Counsel

Facsimile No.: (917) 977-4870

with copies to:

Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Rene Theriault

And

Cleary Gottlieb Steen Hamilton

One Liberty Street, 38th Floor

New York, New York 10006

Attention: Michael Weinberger

Facsimile No.: (212) 225-3999

B-2

EXHIBIT C

PERMITTED FUND MANAGERS

Goldman, Sachs & Co.

The Blackstone Group International Ltd.

Apollo Global Real Estate

Colony Capital, LLC / Colony Financial, Inc.

Fortress Investment Group LLC

Lone Star Funds

Rockwood Capital, LLC

Clarion Partners

Walton Street Capital, LLC

Starwood Capital Group/Starwood Property Trust, Inc.

BlackRock, Inc.

Ares Management

Garrison Investment Group

LoanCore Capital/DivCore Capital

Rockpoint Group

Westbrook Partners

One William Street Capital Management, L.P.

OZ Management, LP

OZ Management II, LP

H/2 Capital Partners

Vornado Realty Trust

Boston Properties

J.P. Morgan Asset Management

Morgan Stanley Prime Property Fund

AEW Capital Management

C-1